UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 1, 2004


                             SHORE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

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

           Maryland                              0-22345                        52-1974638
           --------                          ----------------                   ----------
(State or other jurisdiction of           (Commission file number)            (IRS Employer
of incorporation or organization)                                           Identification No.)

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                  18 East Dover Street, Easton, Maryland 21601
                  --------------------------------------------
              (Address of principal executive offices) (Zip Code)


                                 (410) 822-1400
                                 --------------
              (Registrant's telephone number, including area code)


                                      N/A
                                      ---
         (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.  Other Events and Required FD Disclosure.

Shore Bancshares, Inc. and Midstate Bancorp, Inc. Complete Merger

     Shore Bancshares, Inc. (the "Corporation") announced that the merger of Midstate Bancorp, Inc., a Delaware bank holding company ("Midstate Bancorp"), with and into the Corporation was effective as of April 1, 2004 (the "Merger"). The Merger was effected pursuant to an Agreement and Plan of Merger dated November 12, 2003, as amended as of January 15, 2004, by and between the Corporation and Midstate Bancorp under which each share of common stock of Midstate Bancorp was converted into the right to receive (i) $31.00 in cash, plus (ii) 0.8732 shares of the common stock of the Corporation, with cash being paid in lieu of fractional shares at the rate of $33.83 per share. It is anticipated that the Corporation will pay approximately $2,953,710 in cash and issue approximately 82,786 shares of common stock to stockholders of Midstate Bancorp in connection with the Merger. Prior to the Merger, the Corporation had approximately 5,409,967 shares of common stock issued and outstanding. The Felton Bank, a Delaware bank and the sole subsidiary of Midstate Bancorp, became a wholly-owned subsidiary of the Corporation as a result of the Merger.

     A copy of the press release issued by the Corporation on April 1, 2004 is attached hereto as Exhibit 99.1.

ITEM 7.   Financial Statements and Exhibits.

(c) Exhibit 99.1 -- Press Release dated April 1, 2004.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               SHORE BANCSHARES, INC.


Dated:   April 1, 2004                         By:/s/ W. Moorhead Vermilye
                                                  -----------------------------
                                                  W. Moorhead Vermilye
                                                  President and CEO


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                                  EXHIBIT INDEX

Exhibit
Number                  Description
-------                 -----------

Exhibit 99.1            Press Release dated April 1, 2004